                                                                     EXHIBIT 3.1

                               STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE
                            _______________________


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SENSUS DRUG DEVELOPMENT CORPORATION", FILED IN THIS OFFICE ON THE TENTH DAY OF OCTOBER, A.D. 1997, AT 9 O' CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                                       _________________________________________
                                           Edward J. Freel, Secretary of State



                                           AUTHENTICATION:


                                                     DATE:


                                      1.

                               STATE OF DELAWARE

                       OFFICE OF THE SECRETARY OF STATE

                          __________________________


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SENSUS DRUG DEVELOPMENT CORPORATION", FILED IN THIS OFFICE ON THE TENTH DAY OF OCTOBER, A.D. 1997, AT 9 O' CLOCK A.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                    [SEAL APPEARS HERE]      /s/ Edward J. Freel
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State


                                             AUTHENTICATION:  8697187

                                                       DATE:  10-10-97

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                      SENSUS DRUG DEVELOPMENT CORPORATION


John A. Scarlett and Brian C. Cunningham hereby certify that:

          ONE:    They are the duly elected and acting President and Chief
Executive Officer and Secretary, respectively, of Sensus Drug Development Corporation, a Delaware corporation (the "Corporation" or the "Company"). The original date of Incorporation was June 23, 1994.

          TWO:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                      "I.

          The name of the Corporation is Sensus Drug Development Corporation

                                      II.

          The address of the registered office of the Corporation in the State of Delaware is:

                              1209 Orange Street
                              Wilmington, DE 19801
                              County of Newcastle

          The name of the Corporation's registered agent at said address is The Corporation Trust Company.

                                     III.

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

          A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty-three million (53,000,000) shares, thirty-two million (32,000,000) shares of which shall be Common Stock (the "Common Stock") and twenty-one million (21,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

          B. Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

                                      1.

          C. Two million (2,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

          D. Thirteen million (13,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

          E. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred and Series C Preferred are as follows:

          1.  DIVIDEND RIGHTS.

              (A) Holders of Preferred Stock prior and in preference to any dividends or distributions to the holders of the Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) payable out of funds legally available therefor. The Original Issue Price of the Series A Preferred shall be One Dollar Seventy-Five Cents ($1.75). The Original Issue Price of the Series B Preferred shall be Two Dollars ($2.00). The Original Issue Price of the Series C Preferred shall be Two Dollars Fifty Cents ($2.50). Such dividends shall be payable to the holders of the Series A Preferred, Series B Preferred and Series C Preferred only when, as and if declared by the Board of Directors and shall be non-cumulative from the "Series A Preferred Original Issue Date," "Series B Preferred Original Issue Date" and "Series C Preferred Original Issue Date," respectively. The Series A Preferred Original Issue Date shall be the date that the first share of Series A Preferred is issued. The Series B Preferred Original Issue Date shall be the date that the first share of Series B Preferred is issued. The Series C Preferred Original Issue Date shall be the date that the first share of Series C Preferred is issued.

              (B) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of any Common Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) unless a similar dividend or distribution (treating the Preferred Stock on an-as converted basis) shall have been paid or declared and set apart on the Preferred Stock as set forth in Section 1(a), above. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable solely in Common Stock, or
(ii) the acquisition of shares of any Common Stock in exchange for shares of any other Common Stock.

          2. VOTING RIGHTS. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number

                                      2.

of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          3.   LIQUIDATION RIGHTS.

               (A) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Preferred Stock equal to the Original Issue Price of such share plus all declared and unpaid dividends on shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them.

               (B) After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               (C)  The following events shall be considered a liquidation under
Section 3(a):

                    (I) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the surviving entity's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                    (II) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

               (D) If, upon any liquidation, distribution, or winding up, the assets of the Company allocable to the holders of Preferred Stock shall be insufficient to make payment in full to all holders of Preferred Stock, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          4.   CONVERSION RIGHTS.

               The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

               (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall

                                      3.

be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted.

          (B) CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c).

          (C) CONVERSION PRICES. The "Conversion Price" for the Series A Preferred, Series B Preferred and Series C Preferred shall initially be equal to the Original Issue Price of the Series A Preferred (the "Series A Conversion Price"), the Original Issue Price of the Series B Preferred (the "Series B Conversion Price") and the Original Issue Price of the Series C Preferred (the "Series C Conversion Price"), respectively. Such initial Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

          (D)  AUTOMATIC CONVERSION.

               (1) Each share of Series A Preferred, Series B Preferred and Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, respectively, (a) at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of the Series A Preferred, Series B Preferred and Series C Preferred, or (b) immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $3.50 (as adjusted for stock splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company are at least $10,000,000. Upon such automatic conversion, any accumulated and unpaid dividends shall be treated in accordance with the provisions of Section 4(e).

                                      4.

               (2)  Upon the occurrence of the events specified in paragraph
(1)(a) or (b) of this Section 4(d), the outstanding shares of Preferred Stock shall be converted automatically without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash or, at the option of the Company, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Company, both, all declared and unpaid dividends on the shares of Preferred Stock being converted, to and including the date of such conversion.

          (E) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as of the date of such conversion determined in good faith by the Board of Directors and confirmed by an independent third party appraiser) any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (F) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for each series of Preferred Stock in effect immediately before the combination

                                      5.

shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (G) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for each series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for each series of Preferred Stock then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Preferred Stock shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

          (H) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

          (I) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further

                                      6.

adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (J)  ADJUSTMENT FOR CERTAIN DILUTING ISSUES.

               (I) If at any time or from time to time after the Series C Preferred Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (j)(iv) below), other than a subdivision or combination of shares of Common Stock as provided in Section 4(f) above, and other than as a dividend or other distribution on any class of stock as provided in Section 4(g) above, for an Effective Price (as defined in subsection (j)(iv) below) less than the effective Conversion Price with respect to any series of Preferred Stock, then and in each such case the then existing Conversion Price for such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

               (II) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors and confirmed by an independent third party appraiser, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (j)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                      7.

                    (III) For the purpose of the adjustment required under this
Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price with respect to any series of Preferred Stock, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price with respect to any series of Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price with respect to each series of Preferred Stock as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price of such series of Preferred Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

                                      8.

               (IV) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of Preferred Stock or upon conversion or exercise of other convertible securities, options or warrants; (2) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by a majority of the Board;
(3) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company; (4) any Equity Securities (as defined below) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (5) any Equity Securities (as defined below) issued by the Company as part of an underwritten public offering; and (6) any Equity Securities (as defined below) issued in connection with any corporate partnering transaction, licensing transaction, commercial transaction or lease financing. The term "Equity Securities" shall mean (1) any stock or similar security of the Company, or (2) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a Convertible Security). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

          (K) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series C Preferred Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect), and the number of shares issuable upon conversion of the Preferred Stock shall be applicable after that event and be as nearly equivalent as practicable.

          (L) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare

                                      9.

a certificate showing such adjustment or readjustment, and shall mail such certificate, by registered or certified mail, return receipt requested, postage prepaid, to each registered holder of such series of Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred.

          (M) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying
(1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (N) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (O) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate

                                      10.
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action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (P) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          (Q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

          (R) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred or Series C Preferred against dilution or other impairment.

     5. NO REISSUANCE OF SERIES A PREFERRED, SERIES B PREFERRED OR SERIES C PREFERRED. No share or shares of Series A Preferred, Series B Preferred or Series C Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                      V.

     A. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                      11.

          B. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VI.

          For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

          2. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

          3. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                     VII.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right."

          THREE: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

          FOUR:   This Amended and Restated Certificate of Incorporation, herein certified, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                                      12.

          IN WITNESS WHEREOF, Sensus Drug Development Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and its Secretary in Palo Alto, California this ________ day of ___________ 1997.


                                     SENSUS DRUG DEVELOPMENT CORPORATION


                                     By:_______________________________________
                                          John A. Scarlett, President
                                          and Chief Executive Officer

ATTEST:


By:___________________________
     Brian C. Cunningham
     Secretary

                                      13.